                                                                 EXHIBIT 10.21 A
                            SHAREHOLDERS AGREEMENT
                            -----------------------


The undersigned:
---------------


1. United Pan-Europe Communications N.V., with offices at Fred. Roeskestraat 123, 1076 EE Amsterdam ("UPC")


and


2. N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland, with offices at Utrechtseweg 68, 6812 AH Arnhem ("NUON")


hereinafter "the Parties", and each "a Party",

and


3. United TeleKabel Holding N.V., with offices at Kabelweg 55, 1014 BA Amsterdam ("the Company")



Taking into consideration that:
-------------------------------


a. The Parties own and operate cable and wirebound telecommunications networks in various regions in the Netherlands;



b. The Parties and the Company have concluded on April 2, 1998, an acquisition agreement, whereby it has been agreed to contribute the Parties' broadband cable television and telecommunication companies and activities in the Netherlands to the Company, subject to the fulfilment of certain conditions precedent;



c. In this Agreement, the Parties wish to lay down their agreement on their relationship as shareholder of the Company and their intentions with regard to their future cooperation and integration,



Have agreed as follows:
-----------------------

Article 1    Definitions and interpretations
             -------------------------------

Article 1.1  Definitions
             -----------


Acquisition Agreement  The acquisition agreement for the Company to acquire the
                       Assets, referred to in recital b. above.


Agreement              This agreement, including the Exhibits thereto.


Anticipated Funding    Funding required to be furnished by the Shareholders
                       under the Initial Business Plan during the period prior to January 1, 2001.

Assets The assets that will be transferred by NUON and UPC to the Company pursuant to the Acquisition Agreement.


Business               Shall have the meaning set out in article 2.1.


Business Plan          The Initial Business Plan and any and all amendments
                       thereto and revisions thereof.


Closing The date, agreed between the Parties, on which the Parties transfer the Assets to the Company.


Discount               In 1998 20% of the Fair Market Value.
                       In 1999 15% of the Fair Market Value.
                       In 2000 10% of the Fair Market Value.

Fair Market Value      Shall have the meaning set out in article 8.1.d.


Funding The provision of financial resources to the Company by the Shareholders by way of equity, share premium or loans. In the event funding is provided by way of share capital, the amount of funding is the amount that will be paid up on such new shares, including the share premium amount ("agio").


Funding Schedule       The funding schedule referred to in article 8.1.a. and
                       which is attached hereto as Exhibit I.


Initial Business Plan  The first business plan (which will cover a period of five years) which describes the Company's strategy and investments, financing, annual budget and the levels of Anticipated Funding, with respect to the Business of the Company (the latest version of which is number 5, dated February 20, 1998).


JVA The joint venture agreement relating to A2000 Holding N.V. dated February 13, 1996, including the consent agreement dated September 27, 1997.


Option Agreement       The option agreement referred to in article 3.2.

Ordinary Supervisory
Board Resolution       A resolution of the Supervisory Board of the Company to
                       be adopted with a majority representing more than 50% of the votes of the members of the Supervisory Board.


Qualified Shareholders'
Resolution             A resolution of the Shareholders of the Company to be
                       adopted with a majority representing more than 75% of the votes attached to all the Company shares then in issue, except in the event Netherlands law requires a different majority, in which case such different majority shall apply.


PO                     The public offering referred to in article 12.1.

Qualified Supervisory
Board Resolution       A resolution of the Supervisory Board of the Company to
                       be adopted with a majority representing more than 75% of the votes of the members of the Supervisory Board.

Shareholder            A shareholder of the Company.

Unanticipated Funding  Funding of the Company to be furnished by the
                       Shareholders which has not been provided for in the Initial Business Plan, and Funding to be furnished after January 1, 2001.


Article 1.2  Interpretations
             ---------------

"person" A reference to a "person" includes a reference to a body corporate (rechtspersoon), an unincorporated association and a partnership.

"subsidiary"           Shall have the meaning attributed in Section 2:24a of the
                       Netherlands Civil Code to the Dutch term
                       `dochtermaatschappij'.

"parent" Shall mean a legal entity of which a company as aforesaid is a subsidiary within the said meaning.

"affiliate"            Shall mean a legal entity which is either (i) a
                       subsidiary of that company, (ii) the parent of that company, or (iii) a subsidiary of a parent which parent is also the parent of that company.


Article 2  Scope and strategy
           ------------------


2.1 It is the objective of the Parties that the Company will be the leading cable TV, Internet and telecommunications operator via broadband cable and wirebound networks in the Netherlands. The Company will provide point-to- (multi)point telecommunication services in the Netherlands, including but not limited to hybrid fiber coax (voice) telephony, data transmission, internet services, video communication, video on demand and pay-per-view services, and such other services as has been decided upon in accordance with article 4.10.h. ("the Business").

     The Parties acknowledge that this requires that they continuously and actively investigate potential future acquisitions in order to consolidate and extend the position of the Company in the Dutch market.

2.2 The Parties intend to build up as much added shareholder value in the Company as possible and hence want to focus primarily on areas where substantial advantages in terms of synergies can be realized. Initially, changes within the Business and structures will only be made if such synergies can be realized, and only if the changes are economically viable.



2.3 The Parties recognize that a possible participation by a third party, such as a telecom partner and/ or a bank in the Company may be advantageous, and the Parties will actively investigate opportunities for such new partners to participate in the share capital of the Company, provided that such new partner would enhance shareholder value in the Company.

     The Parties shall together determine which companies are most suitable. The conditions upon which a new Shareholder is admitted will be set forth in an addendum to this Agreement which shall be agreed and signed among all Shareholders and the new party.


Article 3  Shareholdings in the Company
           ----------------------------


3.1 The Parties will contribute the Assets to the Company pursuant to the Acquisition Agreement. The shares issued in the capital of the Company are owned and the votes at a general meeting of Shareholders are exercisable in the ratio 51% UPC and 49% NUON.

3.2 Immediately after the signing hereof, the Parties will enter into an option agreement in the form attached hereto as Exhibit III ("the Option Agreement").



Article 4  Corporate governance
           --------------------

4.1 The Parties agree that the Company shall have a Supervisory Board ("raad van commissarissen"), consisting of non-executive supervisory directors, and a Board of Management ("statutaire directie"), consisting of executive managing directors responsible for the day-to-day management of the Company's affairs.

4.2 The Supervisory Board will initially consist of five members to be appointed as follows: three of the members will be appointed on the basis of a binding nomination by UPC and two of the members will be appointed on the basis of a binding nomination by NUON. In the Supervisory Board the joint members nominated by UPC will be deemed to have two votes and the joint members nominated by NUON will equally be deemed to have two votes.

4.3 The Parties agree that if and when a Party's shareholding in the Company increases or decreases, then the number and composition of Supervisory Board members, and the nomination rights set forth in article 4.2, will be revised to reasonably reflect the revised ownership ratio.

     Parties commit to nominate the best possible candidates they can provide. Nomination of qualified Dutch candidates is the preference of the Parties.

     Members of the Supervisory Board can be removed or suspended only upon a binding proposal from the Shareholder having nominated the member concerned. In the event of such a removal, the Shareholder concerned shall nominate a new member, which nomination shall be binding.

4.4 The meetings of the Supervisory Board will be chaired by one of its members, who will have the title of Chairman ("president-commissaris"), but who will not have a casting vote. The Chairman will be designated by NUON and UPC on a rotating basis for periods of 12 months, commencing on Closing, and for the first one year period by NUON.

4.5 The Board of Management will initially consist of 3 members, consisting of a Chief Executive Officer ("CEO"), a Chief Financial Officer ("CFO") and a Chief Operational Officer ("COO"). The Parties may change the number of members or the composition of the Board of Management by Qualified Shareholders Resolution. The management will also include a General Counsel ("GC") who will not be a member of the Board of Management.

4.6 UPC and NUON will jointly nominate candidates for the position of CEO. NUON will have the exclusive right and obligation to nominate candidates for the position of CFO. UPC will have the exclusive right and obligation to nominate candidates for the position of COO. The Parties may decide to have a Board of Management of 4 members, the CEO, the CFO, the Chief Technology Officer ("CTO") and the Managing Director of Marketing and Sales ("MDMS") In this event, UPC will have the exclusive right and obligation to nominate candidates for the positions of CTO and MDMS.

     Parties commit to nominate the best possible candidates they can provide. Nomination of qualified Dutch candidates is the preference of the Parties.

4.7 The Parties agree that if and when a Party's shareholding in the Company increases or decreases, the nomination rights set forth in article 4.6 will be revised to reasonably reflect the revised ownership ratio.

4.8 The members of the Board of Management will be appointed by Qualified Shareholders' Resolution. They shall be removed or suspended by the Shareholders upon request of any of the Shareholders, provided that:


     a. the request is presented in writing to the Shareholders, stating the reasons for such request; and

     b. the member of the Board of Management to whom the request pertains will be provided with the opportunity to be duly heard in the Shareholders meeting where the votes for the request will be cast.


     The Parties will endeavour that the employment contracts with the members of the Board of Management will contain reasonable protection against sudden and unreasonable `one to fire' decisions.

4.9 The members of the Board of Management shall be employees of the Company, and not representatives or seconded employees of a Party.

4.10 The following actions shall require a Qualified Shareholders' Resolution (either in the form of an autonomous Shareholders' decision or in the form of a resolution approving a proposed decision of the Board of Management):



     a. the issue of shares, rights to acquire shares (whether by conversion, exchange or otherwise), negotiable debt instruments (`schuldbrieven') or other securities of the Company;
     b. the purchase of shares of the Company's own capital and the sale of any shares in its own capital which the Company may from time to time own;
     c. applying for the listing of securities issued by the Company on a stock exchange;
     d.   the liquidation of the Company;

     e. applying for the bankruptcy of or a moratorium with regard to the Company;
     f. a statutory merger of the Company with another legal entity or the statutory split up or demerger of the Company into several separate legal entities;
     g.   the amendment of the articles of association;
     h.   changes to the scope of the Business of the Company;
     i.   the appointment of auditors;
     j.   the appointment of any member of the Board of Management (article
          4.8);
     k. changes to the number of the members or the composition of the Board of Management as referred to in article 4.5;
     l.   adoption of the annual accounts;
     m. the furnishing to the Company of Unanticipated Funding as referred to in article 8.2.a;
     n.   establishing and amending the dividend policy of the Company;
     o.   distributions from profits or reserves as referred to in article 10;
     p.   amendments to the list referred to in article 4.11 below.


4.11.The following management decisions shall require a Qualified Supervisory
     Board Resolution of the Company:

     a. approval of any Business Plan (including, without limitation, the Funding Schedule) and approval of medium and long-term strategic plans and the annual budgets of the Company and any amendments thereof;
     b. incurring indebtedness by the Company in excess of an amount of NLG 5 million, unless such indebtedness was approved in the annual budget;
     c. approval of mergers, acquisitions, dissolutions and consolidations or the sale, licensing, pledge, leasing or other disposition of one or more material assets of the Company at a value in excess of NLG 10 million, or substantially all of the assets of the Company in a single transaction or a series of related transactions;
     d. the entering into contracts relating to the preparation or execution of a PO;
     e. entering into transactions with one of the Parties or their affiliates;
     f. the entering into and amendment of collective labor agreement relating to the Company;
     g. the establishment of a pension plan for the employees of the Company and its amendments;
     h. the establishment of a proxy schedule setting forth the authority of representatives of the Company, including the members of the Board of Management, to enter into binding commitments on behalf of the Company;
     i. determination of, or changes to, the place of establishment of the head office or of any other location of the Company with employment for more than 100 people on a full-time basis;
     j.   amendments to the list referred to in article 4.12 below.


4.12.The following management decisions with respect to the Company shall require the prior approval from the Supervisory Board, such approval requiring Ordinary Supervisory Board Resolution:


     a. entering into commitments involving amounts of at least NLG 1 million, unless such commitment was approved in the annual budget;

     b. approval of mergers, acquisitions, dissolutions and consolidations or the sale, licensing, pledge, leasing or other disposition of one or more material assets of the Company at a value in excess of NLG 1 million, unless such commitment was approved in the annual budget;
     c. incurring indebtedness by the Company in excess of an amount of NLG 1 million, unless such indebtedness was approved in the annual budget;
     d. the collective termination of employment of more than 50 employees by the Company and proposals by the Board of Management to amend pre-existing employment arrangements regarding the employees transferred to the Company with the Business by any of the Parties;
     e. the entering into agreements with a value in excess of NLG 1 million which cannot be terminated by the Company at less than 6 months notice provided that such agreements, if approved, cannot run consecutively;
     f. establishing and changing the accounting policies and principles of the Company;
     g.   establishing the format of financial reporting as referred to in article 7.1.b.;
     h. any transaction involving real property or other registered property (`registergoederen') in excess of NLG 1 million;
     i. lending money, except (i) to subsidiaries of the Company in the ordinary course of business, (ii) for advances to employees not exceeding 3 months' salary and (iii) for customer credit provided in the ordinary course of business;
     j. the furnishing of personal or collateral security other than within the Business Plan or annual budget;
     k. the recruitment and hiring of employees of the Company whose individual aggregate cost of employment to the Company (excluding such items as search fees and selection costs) will or may exceed NLG 200,000 per annum; and
     l. participating in litigation, arbitration or other proceedings (and the settlement thereof), whether as plaintiff, defendant or otherwise, except with respect to (i) litigation, arbitration or other proceedings which, in the reasonable opinion of the Board of Management of the Company, can not await Supervisory Board approval (provided that such proceedings must be notified to the members of the Supervisory Board as soon as possible), (ii) debt collection proceedings in the ordinary course, and (iii) disputes with individual employees (other than members of the Board of Management or persons who report directly to a member of the Board of Management).


4.13 The articles 4.10 through 4.12 shall equally apply to actions or decisions (by the Company as shareholder or by the boards of management) regarding the Company's subsidiaries and other companies in which the Company has a voting interest of 50% or more, and, to the extent necessary, the Parties will amend the articles of association of such companies in order to effectuate compliance with this article 4.13.



4.14 In case of the dilution of a Shareholder below 25%, but over 15%, prior to December 31, 2000 other than for reason of not providing Anticipated Funding by the Shareholder concerned, the decisions referred to in article
     4.10 above shall, if to be taken prior to December 31, 2000, require the affirmative vote of such Shareholder.

     In case of the dilution of a Shareholder to or below 15%, but over 5%, prior to December 31, 2000 other than for reason of not providing Anticipated Funding by the Shareholder concerned, the decisions referred to in subsections b., c. and f. of article 4.10 above shall, if to be taken prior to December 31, 2000, require the affirmative vote of the members of the Company's Supervisory Board nominated by such Shareholder.



Article 5  Proceedings of the Supervisory Board
           ------------------------------------


5.1 A meeting of the Supervisory Board may be called by one of its members or by the Board of Management giving notice to all other members thereof in writing or by telefax, at least 5 days in advance of the day on which the meeting is to be held. Such notice shall summarily describe the subjects to be discussed at the meeting.

5.2 Decisions may be taken at any meeting of the Supervisory Board which has been properly convened in accordance with this article and at which at least one nominee of each of the Shareholders is present or represented. Unless expressly otherwise provided for in this Agreement, decisions about subjects summarily described in the convening notice may be taken at such meetings with Ordinary Supervisory Board Resolution. Decisions about matters not described in the notice convening the meeting concerned may only be taken if all members of the Supervisory Board are present or represented.

5.3 Meetings of the Supervisory Board shall be held within the Netherlands, unless all of the members of the Supervisory Board then in office expressly agree otherwise.

5.4 Meetings of the Supervisory Board may also be held by telephone conference or by the use of such other communications facilities as permit each person participating in the meeting to speak to and hear all other persons participating therein. In addition, the Supervisory Board may take decisions by written resolution signed by all members then in office in one or more counterparts. The date of any such written resolution shall be the date on which the last member shall have signed a copy of the same.

5.5 Any member of the Supervisory Board who is unable to attend a meeting of the Supervisory Board may be represented at such meeting by another member of the Supervisory Board duly authorized to do so for that specific meeting by proxy. No single member may so represent more than one other member at any particular meeting.



Article 6  Escalation in the event of a deadlock
           -------------------------------------


6.1 If the Supervisory Board is unable to reach a decision on a matter, other than the matters referred to in article 6.2, for which it is the competent board to decide at two subsequent meetings held within 15 days after each other, the proposal on which a decision is required, shall deemed to have been rejected.

6.2 If the Supervisory Board is unable to reach a decision on any of the matters listed in the articles 4.11.a, 4.11.d or 4.12.l at two subsequent meetings held within 15 days after each other, the matter shall be referred to the CEO's of each of UPC and of NUON to resolve. Any such referral shall be made by notice in writing to the said two CEO's, signed by at least one member of the Supervisory Board and describing in reasonable detail the issue to be decided and the respective viewpoints of the members of the Supervisory Board. In deciding upon the matter so referred to them, the CEO's will take the best interests of the Company into account. The Parties shall be bound by any decision taken in agreement between the said two CEO's and shall procure that the Company and the Parties' respective affiliates shall comply with the terms of any such decision.



6.3 If a deadlocked issue has been referred to the two CEO's in accordance with paragraph 6.2 and such CEO's have been unable to reach a decision on such issue within 30 days after the date of the notice referred to in the final sentence of that paragraph, no decision shall be deemed to have been taken, unless the Parties mutually decide to refer the matter to an arbitrator for a final and binding decision. If such referral is not decided upon, the Shareholders, and to the extent applicable, the Supervisory Board, will continue to behave and decide in such manner that would be most likely to maintain the status quo, without materially increasing the financial obligations of the Company or materially deviating from the Business Plan, as the case may be.



Article 7  Business Plan; reporting and accounting
           ---------------------------------------


7.1 The Shareholders shall procure that the Board of Management of the Company shall, beginning in 1998, and each year thereafter:



     a. before October 1, of each year, prepare and submit to the Supervisory Board, with a copy to each of the members, a draft budget (including narratives) with respect to the following financial year, together with a draft of any revisions of the Business Plan for approval by the Supervisory Board;

     b. within 14 days after the end of each calendar month (or so much sooner as a Shareholder may reasonably request for pressing legal or business reasons), prepare and submit to each of the Shareholders a financial reporting package substantially in accordance with the format to be approved by the Supervisory Board from time to time;

     c. within 3 months after the end of each calendar year (or so much sooner as a Shareholder may reasonably request for pressing legal or business reasons), prepare and submit to each of the Shareholders for adoption by the Shareholders, the annual accounts of the Company (including for the avoidance of doubt, a consolidated income statement, reflecting the financial position and results of the Company);

     d. make available to each of the Shareholders such additional financial and accounting information as such Shareholder may reasonably request in writing.

7.2 The financial reports and the annual accounts of the Company shall be prepared in accordance with the accounting policies and principles established, amended and supplemented in accordance with this Agreement.



Article 8  Funding
           -------

8.1  The provisions of this paragraph 8.1 apply to Anticipated Funding.


     a. The Board of Management of the Company can decide that Anticipated Funding shall be furnished by the Shareholders at the moment and in the way in which this has been provided for in the funding schedule ("the Funding Schedule") of the Initial Business Plan.


     b. If one or more of the Shareholders fail to furnish the Funding in question, within 30 days after such furnishing should have occurred, without any notice being required, that Shareholder shall be in default (the "Defaulting Shareholder"), and the other Shareholders have the following options:


          (i) to refrain from furnishing their own portion of the Funding in question;


          (ii)  to furnish their own portion of the Funding in question;

          (iii) to furnish their own portion of the Funding in question and thereabove take over the furnishing of the Defaulting Shareholder's part of the Funding. This option can be exercised in the proportion of each non-Defaulting Shareholder's participation in the share capital.

                If one or more of the Shareholders do not exercise this option regarding the part of the Funding that they could have taken up, the remaining non-Defaulting Shareholders have in their turn an option regarding that part in the Funding which has not been taken up, in proportion to their respective participations in the share capital.


     c. A Defaulting Shareholder shall immediately upon default offer such part of its shares in the Company, together with such part of its possible claims (vorderingen) against the Company arising out of loans, to the Shareholder(s) taking over the furnishing of the Defaulting Shareholder's part of the Funding, as corresponds to the part of the Funding being taken over by each of such Shareholders divided by the Defaulting Shareholder's total Anticipated Funding for a purchase price equal to the Fair Market Value thereof minus the Discount. The Shareholder(s) receiving an offer under this paragraph will not be obliged to accept the offer.

          The procedure to be followed by the Defaulting Shareholder shall be the same as set forth in Article 11.

     d. For the purpose of article 8.1(c) Fair Market Value of that part of the claims (vorderingen) against the Company arising out of loans to be transferred shall be equal to the nominal value; Fair Market Value of the shares to be transferred shall mean the value of the shares of the Company offered pursuant to article 8.1.c. as at the offer date, based on an arms length transaction between a willing buyer and a willing seller regarding the Company as a going concern, determined by applying generally accepted commercial principles and making use of forecasts as to profitability of the Company, if available, which have been prepared on a prudent basis, making use of the most reasonable assumptions which can be made under the circumstances. The Fair Market Value of the shares will be determined as follows:

          (i) The Parties shall negotiate in good faith with a view to agreeing upon the Fair Market Value of the shares.

          (ii) Failing such agreement within 30 days of offer, two investment banks of international repute shall be appointed, one by the Defaulting Shareholder, and one by the other Shareholder(s); if either of the Shareholders fails to make such appointment by the end of such thirty day period, the investment bank appointed by the other Shareholder(s) alone shall determine the Fair Market Value.

          (iii) If two investment banks have been appointed in accordance with paragraph (ii), each of them shall make a determination of the Fair Market Value within one month of its appointment. They shall submit their valuation report to the Parties within said period. If the Parties fail to agree on the Fair Market Value within 15 days of their receipt of the last such determination, a third investment bank shall be appointed jointly by the first two investment banks (or, if they fail to do so within 15 days following the expiry of the fifteen day period, each Party involved may apply to the Chairman of the Board of the Netherlands Institute for Chartered Accountants who shall appoint the third investment bank), and the third investment bank shall within 30 days of its appointment determine the Fair Market Value within the range of the values determined by the first two investment banks.

          (iv) The Parties shall procure that the Company shall give the investment banks appointed pursuant to this article 8.1 reasonable access to such information as they require to enable them to complete the valuations contemplated hereby.

          (v) A determination made in accordance with this article 8.1 shall be final and conclusive, and binding on the Parties.

          (vi) The fees and disbursements of an investment bank appointed pursuant to this article 8.1 shall be borne by the Parties in such a way that each of them bears the fees and disbursements of their own appointee, provided that the fees and disbursements of a third investment bank appointed pursuant to paragraph (iii) above shall be borne equally between the Shareholders involved.

     e. If a Shareholder fails to furnish Anticipated Funding which has been called for under Article 8.1(a), the provisions of article 8.1(b), (c) and (d) constitute the exclusive remedy of the other Shareholder(s).

8.2 The provisions of article 8.1 equally apply to Unanticipated Funding, except that:

     a. the decision by the Board of Management within the meaning of article 8.1(a) shall require approval by the Shareholders with Qualified Shareholder Resolution;

     b.   the Discount referred to in article 8.1(c) shall not be applicable.


Article 9  Capital structure and financing
           -------------------------------

9.1 It is the intention of NUON to have its at the date of Closing existing debt financing relating to the NUON Assets (as defined in the Acquisition Agreement) entirely replaced by external debt financing. NUON is however willing to leave its existing debt financing relating to the NUON Assets in place for a bridging period ending on 30th of November 1998, and not to be extended with more than one period of 15 days after that date. As security for the repayment of the said bridge loan, NUON will have the right to vest a first right of pledge on the shares of N.V. TeleKabel Beheer. The Company will have the right to replace the aforesaid bridge loan in the event it is able to enter into financing arrangements on more favourable terms.

     It is the intention of both UPC and NUON that said loans will be refinanced after Closing in order to achieve a targeted financial structure of 35% equity and 65% debt. Both UPC and NUON are willing to raise the level of equity up to 40%, if the terms and conditions will be substantially more attractive for a financing based on an equity ratio in excess of 35% instead of 35%. In the event the Company would be over-capitalised following the merger, given the above mentioned target level of equity, the Shareholders have the option either to maintain the capital base and use the capital buffer to finance capital expenditure in the future (as part of their Anticipated Funding commitments) or to have the Company distribute a dividend to the Shareholders following a refinancing. In the event of under-capitalisation the Parties may need to contribute further equity to the Company in order to achieve the targeted capital structure.

9.2 Unless NUON and UPC specifically agree otherwise, the providers of any external debt financing to the Company or any of its subsidiaries shall not be offered or granted the benefit of a guarantee from NUON or UPC or any of their respective group companies outside the Company's group.

Article 10  Distributions
            -------------

The Parties acknowledge that the Company shall not make any distributions to the Shareholders from profits or reserves, unless the Shareholders decide otherwise by Qualified Shareholder Resolution.

Article 11   Transfer of shares in the Company
             ---------------------------------

11.1 In addition to the restrictions presently contained in the articles of association of the Company according to which the transfer of shares requires approval of each of the Shareholders, the Parties agree that, in the event any Party would decide to sell part or all of its shares in the Company, the other Party will have the right of first refusal, provided such other Party owns 40% or more of the issued shares of the Company.

11.2 The price to be paid for the shares being offered for sale and any other conditions shall be agreed between the parties. If the Parties concerned can not agree the principal conditions of sale within 30 days, the selling Party may sell its shares in the Company to a third party, subject to the following conditions: (a) such sale is at the same price and other conditions or above those that were offered to the other Party; (b) the sale is completed within a reasonable period following the end of the 30-day period set forth above (subject to delays reasonably beyond the control of the selling Party in obtaining required approvals and permits);
      (c) the proposed transferee becomes a party to this Agreement; and (d) the proposed transferee must be of good financial standing.

11.3 Either Party may transfer all or part of its shares in the Company to a legal entity incorporated in an OECD member country which is a subsidiary of that Party without the consent of the other Shareholder(s), provided that such transfer may only be made if (a) the transferee becomes a party to this Agreement; (b) the transfer is made subject to the condition (`ontbindende voorwaarde') that the transferee shall continue to satisfy the conditions set forth in this article 11.3.

      Pursuant to this article 11.3, the Parties acknowledge that at Closing UPC and NUON will be entitled to assign this Agreement to, in the case of UPC, Belmarken Holding B.V. and, in the case of NUON, to Kraton N.V., provided that UPC and NUON will guarantee to each other and will remain liable for the performance by the assignees of the obligations under this Agreement.

      There will be no restrictions on change of control with respect to the shares in UPC or NUON or any parent thereof.

11.4 Each Party shall be allowed to pledge its shares in the Company to a bank, a consortium of banks or other financial institution(s) in the framework of its financing arrangements and facilities, provided that the bank which exercises its right of pledge against a Shareholder shall be required to offer the shares in the Company (under the right of first refusal referred to in article 11.1) to the other Shareholder. In the event that Shareholder does not exercise its right of first refusal, the bank (for the avoidance of doubt) shall be free to sell the shares in the Company to a third party (or to itself) and to continue its voting right as pledge holder until such sale has been executed.

Article 12   PO procedures
             -------------

12.1 It is the intention of the Parties to list the shares of the Company on a stock exchange, preferably the Amsterdam Stock Exchange, after 3 years from Closing at the most opportune moment with due consideration for market circumstances etc. ("the PO"). Each Party may request a PO to be effected after 3 years from Closing, in accordance with the following principles and procedures:

     a. The Party requesting a PO ("the Initiator") will appoint an investment bank of international repute ("the Investment Bank") to prepare a report (the "PO Report") setting forth the Investment Bank's determination of the PO value of the offered Initiator's shares (the "Offered Interest") and the appropriate timing for a PO of the Offered Interest.

     b. "PO Value" at any particular date (the "Determination Date") shall mean the amount, net of costs and commissions, which the Initiator would receive on sale of the Offered Interest through an initial offering to the public (preferably in Amsterdam). In preparing the PO Report, the Investment Bank will take the following into account:

          (i) it will be assumed that the Offered Interest will at the time of the PO consist of a single class of shares in a single company incorporated in The Netherlands; the PO Report will contain a description in summary detail of the reorganization of the Company and its subsidiaries necessary to make the Offered Interest suitable for public trading (the "PO Reorganization"); the proposed PO Reorganization will take account of the tax position of the Parties and will aim at minimizing adverse financial and other consequences which any of them may suffer as a result of such reorganization;

          (ii) the PO value will be derived from the fair stock market value of the Offered Interest on the Determination Date, based on a liquid market for the shares;

          (iii) the Investment Bank must be prepared to state that it is confident that a PO at the PO Value will be successful; the PO Report will contain such a statement from the Investment Bank itself;

          (iv) the PO Value will be net of all costs and commissions associated with the PO of the Offered Interest, including the cost of the PO Reorganization and fees payable to underwriters, advisers, banks, stock exchanges and regulators with respect to the listing of the Offered Interest;

          (v) it is recognized between the Parties that in determining the PO Value (or adjusted PO Value as set forth in (e) below) the investment bank(s) involved may start with an indication of the valuation range, whereby the final PO value will only be determined at the end of the PO process based on investor demand.

     c. The Parties will procure that the Company and its subsidiaries will provide reasonable access to information required by the Investment Bank to complete the PO Report.

     d. Within 15 days following the completion of the PO Report, the Initiator will send a copy thereof to the other Party (the "Responding Party"), together with a note indicating either:

          (i) that it wishes to proceed with the PO of the Offered Interest at the PO Value in the manner described in the PO Report (including timing) (the "PO Notice"); or

          (ii) that it does not wish to initiate such a PO.

     e.   Upon receipt of a PO Notice the Responding Party has to choose either:

          (i) to dispute the price of the Offered Interest equal to the PO Value in which case the Responding Party will obtain another PO Report in accordance with the procedure set forth above (the "Second PO Report"), within 60 days of the PO Notice; should the PO values assessed in the PO Report and the Second PO Report differ by 10% or less the median shall be assumed to be the PO Value (the "Adjusted PO Value"); should the PO Values differ by more than 10% the Parties hereto will appoint (with unanimous consent) a third investment bank of international repute which will produce an Adjusted PO Report setting out an Adjusted PO Value in accordance with the principles set out above, within 45 days of the PO Notice; absent consent on the identity of the third Investment Bank, a bank will be determined by the President of the Royal Institute of Chartered Accountants in The Netherlands; upon determining the Adjusted PO Value, the Responding Party chooses either e(ii), e(iii) or e(iv) below;

          (ii) to purchase the Offered Interest at a price equal to the PO Value or the Adjusted PO Value, as the case may be; the Responding Party willing to purchase has the right to purchase the pro rata share of the Party declining to purchase; should the Initiator not be able to sell such part of its interest representing 10% of the share capital of the Company within 60 days from PO Notice, it shall be free to proceed with the PO as set out below;

          (iii) to allow the Initiator to proceed with the PO of the Offered Interest at the PO Value or the Adjusted PO Value, as the case may be, it being understood that the Responding Party shall not be obliged to offer its shares in the PO;

          (iv) to join the Initiator in the PO to the effect that each Party will have the right to sell to the public securities representing their respective interest in the Company on equal terms;

          the choice between the alternatives in e(i) to (iv) must be made by notice in writing sent by the Responding Party to the Initiator within 30 days of receipt of the PO Notice by the Responding Party (the "PO Response Notice"); if the Responding Party fails to give a timely PO Response Notice, it will be deemed to have chosen option e(iii);

     f. In the event of failure of delivering a PO Response Notice or if the PO Response Notice reflects the option set out in e(ii) above the Initiator shall have the right, at its option, to cause the Responding Party to acquire the Offered Interest at PO Value or Adjusted PO Value, as the case may be; if the Initiator does not exercise this right within 30 days upon receipt of the PO Response Notice it shall no longer be entitled to proceed with the PO;

     g. If the PO Response Notice of the Responding Party reflects the option e(iii) or if the Initiator's shares are not acquired in accordance with subsection e(ii) or in the event of failure of delivering a PO Response Notice, the Initiator will be free to proceed with a PO of the Offered interest at the PO Value or Adjusted PO Value based on the calculation method described in the PO Report or the Adjusted PO Report, as the case may be provided that such PO must take Place within 60 days after the date of the (last) PO Response Notice; the Company will pay all reasonable fees, expenses, costs, discounts and commissions relating to the PO (including, without limitation, all registration and listing fees and expenses for the Company's counsel and independent accountants) except that the Initiator shall pay all underwriting discounts and commissions relating to its shares sold in the PO; if such PO does not take place within said period the Initiator will no longer be able to proceed with the PO without again complying with the provisions of this Article;

     h. If the PO Response Notices of the Responding Party reflects the option in e(iv), the Initiator and the Responding Party shall proceed with a PO of securities representing equal proportional parts of the Offered Interest and the shareholdings of the Responding Party; unless otherwise agreed the PO will proceed as recommended in the PO Report or Adjusted PO Report; the shareholding to be sold in the PO may be reduced pro rata in the event that the managing underwriter of the PO advises that the inclusion of all such shareholdings will adversely affect the marketing of the PO.

12.2  The Initiator shall be entitled to initiate the procedure referred to in section 1 above prior to the expiry of the period of 3 years from Closing, it being understood that the earliest date on which the note referred to in article 12.1 (d) can be delivered shall be 3 months before the expiry of said period, and provided that a PO, or sale as the case may be, does not have to take place prior to the expiry of the 3 year period.

12.3 Following the initiation of a failed PO procedure no PO procedure will be initiated for at least another one-year period.


Article 13  The Company's interest in A2000
            -------------------------------

13.1 The Parties acknowledge that the Company will be or become a party to the JVA. The Parties agree to take appropriate measures to ensure that the Company will be sufficiently able to always meet the requirements under (in particular article 9.2.b. of) the JVA.

13.2 On July 22, 1998, NUON and UPC jointly have incorporated a private limited company ("besloten vennootschap met beperkte aansprakelijkheid") under Dutch law under the name of United TeleKabel Holding II N.V. ("UTH II"). All provisions in the shareholders agreement and the articles of association of UTH II will be equal to those of the Company (including the Option Agreement), except for changes necessary or appropriate to meet the requirements under (in particular article 9.2.b. of) the JVA.

13.3 In the event UPC would be a Defaulting Shareholder under article 8, and NUON would opt to take over shares in the Company from UPC pursuant to article 8.1.c. or 8.2. as the case may be, as a consequence of which event the Company would no longer be able to meet the requirements under (in particular article 9.2.b. of) the JVA, then the following procedure will apply:

      a. UPC and NUON will first try to reach agreement about adjusting the shareholding interests in the Company of both NUON and UPC in order to enable the Company to continue to meet the requirements under (in particular article 9.2.b. of) the JVA. UPC in its sole discretion may propose to NUON to be compensated for a reduced shareholding interest in the Company by means of UPC offering to NUON publicly listed shares in UPC. NUON can decide to its sole discretion if it wants to accept UPC's offer.

      b. If NUON does not accept the offer from UPC mentioned in a. above, before the share transfer to NUON as referred to in to article 8.1.c. or 8.2. will be effected, the Company will sell and transfer all shares held in A2000 to UTH II at a price equal to Fair Market Value of those shares at the moment of transfer.

      c. Only after this sale and transfer of the Company's shares in A2000 to UTH II, NUON will take over from UPC the shares in the Company in accordance with the provisions of article 8.

      d. Upon completion of the share transfer in the Company by UPC to NUON, both UPC and NUON will use their best endeavours to reach a situation whereby the shares of A2000 can be re-transferred from UTH II to the Company.

13.4 In the event part or all of the shares of UPC would be publicly listed, or in the event of other changes at or above UPC's shareholder's level, as a consequence of which event the Company would not be able to meet the requirements under (in particular article 9.2.b. of) the JVA, then the following procedure will apply:

      a. UPC and NUON will first try to reach agreement about adjusting the shareholding interests in the Company of both NUON and UPC in order to enable the Company to continue to meet the requirements under (in particular article 9.2.b. of) the JVA. UPC in its sole discretion may propose to NUON to be compensated for a reduced shareholding interest in the Company by means of UPC offering to NUON publicly listed shares in UPC. NUON can decide to its sole discretion if it wants to accept UPC's offer.

      b. If NUON does not accept the offer from UPC mentioned in a. above, before the public listing of UPC will be effected the Company will sell and transfer all shares held in A2000 to UTH II at a price equal to the Fair Market Value of those shares at the moment of transfer.

      c. At the same time of the sale and transfer of shares mentioned in b. above, an exchange of shares between UPC and NUON will be effected such that UTH II will, after the public listing of UPC, still be meeting the requirements under (in particular article 9.2.b. of) the JVA and such that NUON will be financially compensated for its reduced ownership in UTH II by means of acquiring from UPC shares in the Company, both of which shares will be valued at Fair Market Value.

      d. Upon completion of the share transfer in the Company by UPC to NUON, both UPC and NUON will use their best endeavours to reach a situation whereby the shares of A2000 can be re-transferred from UTH II to the Company.


Article 14  NUON's interest in the Company
            ------------------------------

If, as a result of NUON accepting an offer to take over shares in the Company from UPC pursuant to article 8 or article 13.3.c. or otherwise, NUON would be owning 50% or more of the issued shares of the Company, NUON has the right, without article 11.1 being applicable, to transfer as many shares as necessary to maintain less than a 50% shareholding interest in the Company to any third party which is a legal entity incorporated in an OECD member country, provided always that such third party will become a party to this Agreement.


Article 15  Supply of services to and through the Company and to UPC
            --------------------------------------------------------

15.1 NUON will be the preferred supplier for energy related services and UPC will be the preferred supplier for engineering, programming, management information systems and finance services.

15.2 The terms and conditions of the supply of services to the Company by NUON and UPC are set out in detail in the management services agreements that are attached to the Acquisition Agreement and which will be signed immediately upon the signing hereof.

15.3 In the event the existence of the management services agreement for energy related services between NUON and the Company would appear to be an effective bar to substantial growth of the Company, NUON will agree to a reasonable solution to prevent this bar from happening.

15.4 UPC will grant to NUON opportunities to be preferred supplier for energy and energy (related) services in UPC's other (European) systems, based on competitive terms and conditions, including the timely availability of such services. NUON may also propose such services to UPC.

Article 16  Headoffice and other locations of the Company
            ---------------------------------------------

16.1  NUON will have the right to nominate the location of the headoffice.
      The location shall be the city of Almere (being within the current supply area of NUON), subject to confirmation by NUON. The Parties acknowledge that over time they are prepared to reconsider the location of the headoffice, if the Board of Management of the Company initiates a proposal to that effect, and if there are strong and material economic and business reasons that require the Company to change its location, also taking the best interests of the Shareholders into account.

16.2 NUON will have the right to determine the location of the centrally organized customer care, billing and call center of the Company, which determination will be adopted and implemented by the Company, subject to NUON's determination not being economically unviable to the Company.

16.3 If the Company chooses to build regional network operation centers, NUON will have at least one regional network operation center established in its current supply area.


Article 17  Non-compete
            -----------

17.1 As long as a Party remains a direct or indirect Shareholder of the Company (provided that such shareholding shall exceed 5% of the issued share capital of the Company), it shall not in any way directly or indirectly compete with the Business carried on by the Company in the Netherlands, and each Party will cause its shareholders to comply with same obligation.

17.2 Article 17.1 shall not prevent NUON from providing all wirebound telecommunication services except for public switched voice telephony between individual subscribers over power lines (using PLC or a comparable technique), as part of their portfolio of energy and energy related services, nor shall article 17.1 prevent UPC or its subsidiaries from engaging in all programming or content-related activities which are not specifically or substantially aimed at the Netherlands.


Article 18  Confidentiality
            ---------------

18.1 In the event that any Party (the "Receiving Party") receives any information, in whatever form, that relates to any other Party, the formation of the Company, the Business, this Agreement or the Business Plan ("Confidential Information") the Receiving Party shall: (i) treat the Confidential Information strictly as such; (ii) use the Confidential Information exclusively for the purposes described in this Agreement;
      (iii) treat and protect the Confidential Information with the same degree of care with which the Receiving Party protects its own confidential information against publicity, but in any event with at least reasonable care; (iv) not disclose the Confidential Information to any third party except those associates, advisors or representatives of the Receiving Party to whom the Confidential Information must be disclosed for the proper performance of this Agreement, and provided that they also shall be bound to the obligations of confidentiality and limited use contained herein.

18.2  The provisions of Article 18.1 do not apply to Confidential
      Information which: (i) is already public knowledge at the date of signature of this Agreement or which has thereafter to become public knowledge other than through the fault or negligence of the Receiving Party; (ii) which has been legally obtained by the Receiving Party from a third party, without breaching any of the provisions of this Agreement and also without acting unlawfully towards the Party whose information becomes public; (iii) which information was known to the Receiving Party at the time it received the information from its co-Party, as must appear from the records of the Receiving Party at the time of the receipt of the information; (iv) which was developed or obtained independently by the Receiving Party, without making use of any confidential information; or
      (v) which must be made public on the grounds of a court order or a directive of government.

18.3 No Party may, without the prior written permission of the other Party make the contents or the existence of this Agreement known to any third party, except pursuant to a court or government order.


Article 19  Miscellaneous
            -------------

19.1  Articles of association
      -----------------------

      The articles of association of the Company are attached hereto as Exhibit
      II. In the general meeting of shareholders, the Parties will always vote in accordance with the provisions of this Agreement. In the event of conflict between the provisions of the articles of association and this Agreement, the provisions of this Agreement shall, to the fullest extent permitted by law, prevail.

19.2  Structure regime
      ----------------

      If and when statutory law requires the articles of association of the Company to be amended in order to comply with the provisions of the Dutch Civil Code pertaining to the structure regime ("structuurbepalingen"), the Parties shall cooperate to include such provisions in the articles of association and to agree on such variations of this Agreement as may be necessary to preserve such powers and interests as are granted to the Shareholders under this Agreement, without prejudice to the obligations under the said provisions of the Dutch Civil Code.


19.3  Amendments
      ----------

      This Agreement can be changed or amended only upon written agreement between all Shareholders.


Article 20  Costs
            -----

The costs related to the execution of and performance under this Agreement and the merger process resulting therefrom will be split between the Parties on the basis of their shareholding in the Company as set forth in article 3, to be based on a budget agreed in advance between the Parties.

Article 21  Governing law; arbitration
            --------------------------

21.1 This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

21.2 Disputes will be submitted to the competent court in the Netherlands, unless the Parties mutually agree to refer the dispute to arbitration.

Agreed this 6th day of August, 1998


/s/ J.H. Wolfert                      /s/ F. Hetterschijt
-----------------------               -----------------------
UPC                                   NUON


Agreed by:

/s/ Henk Koning
/s/ F. Hetterschijt
-----------------------
UTH

List of Exhibits:

I         Funding Schedule
II        Articles of association
III       Option Agreement